EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Greg Gin/Robert Jones (646) 445-4801; (646) 201-5447 ggin@evcgroup.com; bjones@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Shareholders Approve Share Issuance
for Navilyst Medical Acquisition

ALBANY, N.Y. (May 15, 2012) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today announced the Company’s shareholders approved the issuance of approximately 9.5 million shares of AngioDynamics common stock for use in the acquisition of privately-held Navilyst Medical pursuant to the terms of the definitive acquisition agreement dated January 30, 2012.  Ninety-three percent of the shares voted in favor of the share issuance at today’s Special Meeting of Stockholders.

“We appreciate our shareholders’ support for the Navilyst Medical acquisition,” said Joseph DeVivo, President and CEO of AngioDynamics. “The transaction, which we expect to complete on Tuesday, May 22nd, 2012, brings scale, technology and operational excellence to AngioDynamics, creating a platform for future growth. Our team is prepared to implement the integration plan which will deliver the committed benefits of the combination of these two organizations.”

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

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